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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

                                (AMENDMENT NO. 1)

                           TOYMAX INTERNATIONAL, INC.
              -----------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
              -----------------------------------------------------
                         (Title of Class of Securities)

                                   892268-10-3
                                   -----------
                                 (CUSIP Number)

                                 MARCH 11, 2002
              -----------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/_/   Rule 13d-1(b)
/_/   Rule 13d-1(c)
/X/   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page

         The information required in the remainder of this cover page shall not be deemed to be "filed " for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, SEE the Notes).


                         (Continued on following pages)
                               (Page 1 of 5 Pages)
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CUSIP No. 892268-10-3                 13G                      Page 2 of 5 Pages
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--------------------------------------------------------------------------------
    1.     NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Goldberg Family Trust
--------------------------------------------------------------------------------
    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3.     SEC USE ONLY

--------------------------------------------------------------------------------
    4.     CITIZENSHIP OR PLACE OF ORGANIZATION
           Barbados, West Indies
--------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
      NUMBER OF                0
        SHARES        ----------------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER
    OWNED BY EACH              0
      REPORTING       ----------------------------------------------------------
     PERSON WITH          7.   SOLE DISPOSITIVE POWER
                               0
                      ----------------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
    9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                          /_/
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------
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CUSIP No. 892268-10-3                 13G                      Page 3 of 5 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1.     NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Hargo (Barbados) Limited
--------------------------------------------------------------------------------
    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /_/
                                                                         (b) /X/
--------------------------------------------------------------------------------
    3.     SEC USE ONLY

--------------------------------------------------------------------------------
    4.     CITIZENSHIP OR PLACE OF ORGANIZATION
           Barbados, West Indies
--------------------------------------------------------------------------------
                          5.   SOLE VOTING POWER
      NUMBER OF                0
        SHARES        ----------------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER
    OWNED BY EACH              0
      REPORTING       ----------------------------------------------------------
     PERSON WITH          7.   SOLE DISPOSITIVE POWER
                               0
                      ----------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
    9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
--------------------------------------------------------------------------------
   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                           /_/
--------------------------------------------------------------------------------
   11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           0%
--------------------------------------------------------------------------------
   12.     TYPE OF REPORTING PERSON
           OO
--------------------------------------------------------------------------------
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CUSIP No. 892268-10-3                 13G                      Page 4 of 5 Pages
--------------------------------------------------------------------------------

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
         (a)       Toymax International, Inc. ("Toymax")
         (b)       c/o JAKKS Pacific, Inc.
                   22619 Pacific Coast Highway
                   Malibu, CA  90265

ITEM 2.  (a) - (c) NAME, PRINCIPAL BUSINESS ADDRESS, AND CITIZENSHIP OF PERSONS
         FILING:
         (i)       Goldberg Family Trust
                   c/o CIBC West Indies Offshore Banking Corporation as trustee, International Centre
                   Warrens, St. Michael
                   P.O. Box 405
                   Bridgetown, Barbados
                   Place of Organization:  Barbados, West Indies

         (ii)      Hargo (Barbados) Limited
                   CIBC Bank & Trust Company (Cayman) Limited
                   CIBC Centre, 3rd Floor, Warrens
                   P.O. Bag 503,
                   Bridgetown, Barbados
                   Place of Organization:  Barbados, West Indies

         (d)       Common Stock, par value $0.01 per share (the "Common Stock")
         (e)       892268-10-3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP.

         The Information in Items 5 through 11 on the cover pages (pp. 2-3) of this statement is hereby incorporated by reference.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the Common Stock /X/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATION.

         Not Applicable


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CUSIP No. 892268-10-3                 13G                      Page 5 of 5 Pages
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                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 31, 2002
                                     Goldberg Family Trust


                                     By: /s/ Gregory Hinkson
                                        ----------------------------------------
                                        CIBC West Indies Offshore Banking
                                        Corporation, Trustee



                                     Hargo (Barbados) Limited


                                     By: /s/ Neal Griffith
                                        ----------------------------------------
                                        Name: Imperial Corporate Services Ltd.
                                        Title: Director